November 9, 2006

Securities and Exchange Commission

100 F. Street, North East, Mailstop 7561

Washington, D.C. 20549

Re: Geotek Thermal Generators, Inc.

We have read the statements that we understand Geotec Thermal Generators, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

cc:

Mr. Bradley Ray